                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)



                            ALLEGIANT BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  017476 10 2
                               ------------------
                                 (CUSIP Number)



      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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

-----------------------                                      -----------------
CUSIP No. 017476  10  2               13G                    Page 2 of 5 pages
-----------------------                                      -----------------

==============================================================================
      1    NAMES OF REPORTING PERSONS/
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                  Shaun R. Hayes
------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (A) / /
                                                                     (B) / /
------------------------------------------------------------------------------
      3    SEC USE ONLY

------------------------------------------------------------------------------
      4    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
------------------------------------------------------------------------------
      NUMBER OF      5    SOLE VOTING POWER
       SHARES                   280,897
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                    ----------------------------------------------------------

                     6    SHARED VOTING POWER
                                3,025
                    ----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                                280,897
                    ----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                                3,025
------------------------------------------------------------------------------
      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  283,922
------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 / /

------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  6.8%
------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON
                  IN
==============================================================================



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

-----------------------                                      -----------------
CUSIP No. 017476  10  2                                      Page 3 of 5 pages
-----------------------                                      -----------------

ITEM 1.     (a)   Name of Issuer:

                  Allegiant Bancorp, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  7801 Forsyth Blvd.
                  St. Louis, Missouri  63105

ITEM 2.     (a)   Name of Person Filing:

                  Shaun R. Hayes

            (b)   Address of Principal Business Offices or, if none,
                  Residence:

                  2122 Krakty Road
                  St. Louis, Missouri  63114

            (c)   Citizenship:

                  United States

            (d)   Title of Class of Securities:

                  Common Stock, $.01 par value

            (e)   CUSIP Number:

                  017476 10 2

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
            OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [   ] Broker or Dealer registered under Section 15 of the Act
            (b) [   ] Bank as defined in Section 3(a)(6) of the Act
            (c) [   ] Insurance Company as defined in Section 3(a)(19) of the
                      Act
            (d) [   ] Investment Company registered under Section 8 of the
                      Investment Company Act
            (e) [   ] Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940
            (f) [   ] Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)
            (g) [   ] Parent Holding Company, in accordance with
                      Sec. 240.13d-1(b)(ii)(G)
            (h) [   ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


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

-----------------------                                      -----------------
CUSIP No. 017476  10  2                                      Page 4 of 5 pages
-----------------------                                      -----------------

ITEM 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned:

                  283,922<F*>

            (b)   Percent of Class

                  6.8%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        280,897

                  (ii)  Shared power to vote or to direct the vote

                        3,025

                  (iii) Sole power to dispose or to direct the disposition of

                        280,897

                  (iv) Shared power to dispose or to direct the disposition of

                        3,025

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                 Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON.
                 Not Applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY.
                 Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP.
                 Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
                 Not Applicable.

ITEM 10.    CERTIFICATION.
                 Not Applicable.


[FN]
------------------

<F*>Computational Note:  Based upon 4,076,841 shares of the Company's Common
    -------------------
Stock, $.01 par value, issued and outstanding as of December 31, 1997. Mr. Hayes' beneficial ownership includes 92,080 shares subject to presently exercisable Stock options of Common Stock and 4,248 shares of Common Stock subject to presently exercisable warrants.



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

-----------------------                                      -----------------
CUSIP No. 017476  10  2                                      Page 5 of 5 pages
-----------------------                                      -----------------

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

                                                       2/12/98
                                       ---------------------------------------
                                                        Date


                                                 /s/ Shaun R. Hayes
                                       ---------------------------------------
                                                      Signature


                                                   Shaun R. Hayes
                                       ---------------------------------------
                                                        Name





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